                                                                      EXHIBIT 11

                          PATINA OIL & GAS CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                               1994      1995       1996
                                              -------  ---------  --------
PRIMARY NET INCOME (LOSS) PER SHARE:

Net income (loss)                             $ 2,950   $(2,094)  $ 3,562
Dividends on preferred stock                        -         -    (2,129)
                                              -------   -------   -------
  Net income (loss) available to common       $ 2,950   $(2,094)  $ 1,433
                                              =======   =======   =======

Weighted average shares outstanding            14,000    14,000    17,787
Add common stock equivalents                        -         -         9
                                              -------   -------   -------
      Weighted average common stock and
           equivalents outstanding             14,000    14,000    17,796

Net income (loss) applicable to common        $  0.21   $ (0.15)    $0.08
                                              =======   =======   =======

FULLY DILUTED NET INCOME (LOSS) PER SHARE:

Net income (loss)                             $ 2,950   $(2,094)  $ 3,562
Dividends on preferred stock                        -         -         -
                                              -------   -------   -------
     Net income (loss) available to common    $ 2,950   $(2,094)  $ 3,562
                                              =======   =======   =======

Weighted average shares outstanding            14,000    14,000    17,787
Add common stock equivalents                        -         -         9
Other potentially dilutive securities               -         -     3,085
                                              -------   -------   -------
     Weighted average common stock
           and equivalents outstanding         14,000    14,000    20,881

Net income (loss) applicable to common        $  0.21   $ (0.15)    $0.17
                                              =======   =======   =======

Note: Fully diluted net income (loss) per share for 1994, 1995 and 1996 are not shown in the financial statements as the fully diluted net income (loss) per share equaled primary earnings per share in 1994 and 1995 and the fully diluted net income (loss) per share in 1996 was anti-dulutive. Therefore, only primary net income per share is disclosed in the financial statements.